EXHIBIT 10.3

INTERACTIVE INTELLIGENCE GROUP, INC.

OTHER STOCK-BASED AWARD AGREEMENT

UNDER 2006 EQUITY INCENTIVE PLAN

This Agreement (“Agreement”), effective as of the 6th day of May, 2015 (“Grant Date”), is by and between Interactive Intelligence Group, Inc. (“Company”) and Stephen R. Head (“Grantee”).

The Grantee has notified the Company of his intent to retire from his positions as Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer (his “Positions”).  In recognition of the Grantee’s valued services and contributions to the Company during his tenure with the Company, and as consideration for the Grantee agreeing, and as an inducement for him to fulfill his commitment, to continue to serve in his Positions until at least such date as a suitable replacement to serve as the Company’s Chief Financial Officer has been hired by the Company (the “Hire Date”), the Company, through the Committee, desires to award to the Grantee, pursuant to and in accordance with provisions of the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as amended (the “Plan”), an Other Stock-Based Award (as defined in the Plan) as a bonus in lieu of cash.

In consideration of the terms and conditions of this Agreement and the Plan, the terms of which are incorporated as a part of this Agreement, the parties agree as follows:

 1.            Grant of Other Stock-Based Award. As of the date indicated above, pursuant to and in accordance with Section 13 of the Plan, the Company hereby awards the Grantee an Other Stock-Based Award (“Award”), which represents the right of the Grantee to receive that number of Shares calculated in accordance with Exhibit A attached hereto upon (a) the Grantee’s Eligible Separation from the Company if the Grantee continues to serve in his Positions until at least the Hire Date, or (b) the termination of the Grantee’s employment by the Company without Cause if prior to the later of May 31, 2015 or the Hire Date (such date, the “Vesting Date”).

For purposes of this Agreement, “Eligible Separation” means the termination of employment or service of a Grantee who is age 55 or older with at least ten years of Recognized Service with the Company, other than by reason of death, Disability or Cause, and “Recognized Service” shall include only employment or service since the Grantee’s most recent date of hire by, or commencement of service with, the Company and shall not include employment or service with a company acquired by the Company before the date of such acquisition.

2.            Non-transferability. Except as otherwise provided in this Agreement or the Plan, the Grantee may not sell, assign, transfer, pledge or otherwise dispose of or encumber this Award, or any interest therein. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect. This Award shall be subject to forfeiture until the Vesting Date.

3.            Settlement and Payment of the Award. On the first business day after the Vesting Date (the “Settlement Date”), or as soon as administratively practicable thereafter but in no event later than the 15th day of the third month following the Settlement Date, the Company shall issue such number of Shares set forth in Section 1 above to the Grantee, either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion, subject to paragraph 5 below.

4.            Limitations on Rights. This Award does not provide the Grantee with any rights of a shareholder of the Company. The Grantee shall have no rights as a shareholder of the Company, no rights to regular, periodic cash dividends or dividend equivalents and no voting rights with respect to this Award or any Shares issuable in respect of such Award, until Shares, if any, are actually delivered to and held of record by the Grantee. Until any Shares are actually issued, this Award will be an unfunded, unsecured obligation of the Company.

5.            Withholding. Prior to the delivery of any Shares pursuant to this Award, the Company has the right and power to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact). The Company may permit or require the Grantee to satisfy all or part of the tax withholding obligations in connection with this Award by having the Company withhold otherwise deliverable Shares having a value equal to the amount to be withheld. For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

6.            Notices. All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Indianapolis, Indiana, and if to the Grantee or his or her successor, to the address last furnished by the Grantee to the Company. Notwithstanding the foregoing, though, the Company may authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail (e-mail).

 7.          No Employment or Service Rights. Neither the Plan nor this Agreement confers upon the Grantee any right to continue in the employ or service of the Company or interferes in any way with the right of the Company to terminate the Grantee’s employment or service at any time.

8.          Defined Terms. All of the defined terms, or terms that begin with capital letters and have a special meaning for purposes of this Agreement, have the meaning ascribed to them in this Agreement. All defined terms to which this Agreement does not ascribe a meaning have the meaning ascribed to them in the Plan.

9.          Plan Controlling. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Company are binding and conclusive upon the Grantee and his or her legal representatives. The Grantee agrees to be bound by the terms and provisions of the Plan.

The Company and the Grantee have executed this Agreement as of the date first above written.

           /s/ Stephen R. Head                      .

[GRANTEE SIGNATURE]

Print Name: Stephen R. Head

INTERACTIVE INTELLIGENCE GROUP, INC.

By:        /s/ Donald E. Brown                   .

Print Name: Donald E. Brown

Title: President and Chief Executive Officer

Exhibit A

Date of Eligible Separation or Termination by the Company Without Cause	Number of Shares Awarded
On May 31, 2015*	2,000 Shares
After May 31, 2015*	20 additional Shares per calendar day until the date of the Eligible Separation or the termination of employment by the Company without Cause

*To receive these Shares, as set forth in Section 1 of the Agreement, the Grantee’s Eligible Separation must occur after the Hire Date or the termination of the Grantee’s employment by the Company without Cause must occur prior to the later of May 31, 2015 or the Hire Date.